EXHIBIT 10.22

FACILITY AGREEMENT

EUR 155,000,000

AUTOLIV INC

as Guarantor

and

AUTOLIV AB

as Borrower

and

AB SVENSK EXPORTKREDIT (publ)

as Lender

Guaranteed by

EXPORTKREDITNÄMNDEN

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

21 June 2010

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THIS AGREEMENT is dated 21 June 2010

BETWEEN:

(1)	AUTOLIV AB (incorporated under the laws of Sweden) ( the Borrower);

(2)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, U.S.A.) (in this capacity, the Parent);

(3)	AB SVENSK EXPORTKREDIT (publ), as lender (the Lender).

(4)	SKANDINAVISKA ENSKILDA BANKEN AB (publ) as additional guarantor (SEB).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means a Subsidiary or a holding company of a person or any other Subsidiary of that holding company.

Availability Period means the period from and including the date of this Agreement to and including the date one month before the Maturity Date.

Board means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 22.4 (Break costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Stockholm.

Code means the United States Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder from time to time in effect.

Commitment means EUR 155,000,000, to the extent not cancelled, reduced or transferred under this Agreement.

Compliance Certificate has the meaning given to it in Clause 18.5.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or condition precedent under the Finance Documents (or any combination of the foregoing), would constitute an Event of Default.

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Drawdown Date means the date of the advance of a Loan.

EKN means the Swedish Export Credits Guarantee Board (Sw: Exportkreditnämnden).

EKN documents means the Borrower’s application to EKN for credit guarantee (Sw: Ansökan om Garantiram för finansiering) dated 13 February 2009, the Lender’s application to EKN for a credit guarantee (Sw: Ansökan om enskild kreditgaranti) dated 11 May 2010, the offer from EKN to issue an individual credit guarantee, offer nr 2010-10539-001 (Sw: EKN:s Offert om utfärdande av enskild kreditgaranti offert nr 2010-10539-001) dated 3 June 2010, confirmation from EKN regarding the limit for credit guarantees (Sw: Limit för Enskilda kreditgarantier) dated 24 April 2009 and 22 December 2009 and in the form provided by the Lender to the Obligors on the date of this Agreement, EKN’s General Conditions for Credit Guarantees (sw: Allmänna bestämmelser för enskild kreditgaranti) applicable as of 24 April 2009 and Conditions for Individual Credit Guarantee in matter 2010-10539-001 (Sw: Villkor för enskild kreditgaranti i ärende 2010-10539-001).

EKN Guarantee means a working capital guarantee nominated in Euro and issued by EKN at the request of the Lender, covering at least 75 per. cent. of the Commitment in relation to the Lender.

Environmental Claim means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for the Borrower or Lender which could reasonably be expected to have a material adverse effect.

Environmental Contamination means each of the following and their consequences:

(a)	any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or

(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the environment.

Environmental Law means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

Environmental License means any authorization by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with the Borrower under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term

ERISA Affiliate includes any person that was an ERISA Affiliate of Borrower at the time of that past event.

EURIBOR means for an Interest Period of any Loan or overdue amount in Euro:

(a)	the applicable Screen Rate; or

(b)	if no such Screen Rate is available for the currency or Interest Period of the relevant Loan, the arithmetic mean of the rates (rounded upwards if necessary to the nearest four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the European interbank market,

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at or about 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euros for a period comparable to the relevant Interest Period.

Event of Default means an event specified as such in Clause 18.1 (Events of Default).

Existing Syndicated Facility means the US$ 1,100,000,000 multicurrency revolving credit and swingline facility dated 7 November 2005 between inter alia the Borrower, the Parent and Skandinaviska Enskilda Banken AB (publ) as facility agent and swingline agent.

Facility means the EUR 155,000,000 revolving credit facility, made available under this Agreement as set out in Clause 2.1 (Revolving Credit Facility).

Finance Document means this Agreement or any other document designated as such by the Lender, SEB and the Borrower.

Financial Indebtedness means any indebtedness in respect of:

(a)	monies borrowed;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person.

Group means the Parent and its Subsidiaries.

Interest Period means each period determined in accordance with Clause 8 (Interest Periods).

Loan means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

Major Credit Facility means any credit facility pursuant to which an Obligor is a party in a principal amount equal to or greater than € 300,000,000 (or its equivalent in any other currency).

Margin means 1.37 per cent. per annum.

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Margin Stock has the meaning assigned to such term in Regulation U of the Board.

Material Group Member means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 3 per cent. of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 3 per cent. of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 3 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(a), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 17.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Group Member.

Material Subsidiary means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 10 per cent. of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 10 per cent. of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 10 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(a), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 17.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

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Maturity Date means the fifth (5.) anniversary of the date of this Agreement. .

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

Obligor means the Parent and/or the Borrower.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2009.

Party means a party to this Agreement.

Plan means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by the Borrower or any ERISA Affiliate currently or at any time within the last five years, or to which the Borrower or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Rate Fixing Day means the second Business Day before the first day of an Interest Period for a Loan or such other day as is generally treated as the rate fixing day by market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Lender.

Rating Agency means Moody’s or Standard & Poor’s.

Reference Banks means the Lender, Svenska Handelsbanken AB (publ), Nordea AB (publ), and Skandinaviska Enskilda Banken AB (publ) and any other bank or financial institution appointed as such by the Lender and SEB (after consultation with the Borrower) under this Agreement.

Reportable Event means any of the events set forth in section 4043 of ERISA or the related regulations.

Request means a request made by the Borrower for a Loan, substantially in the form of Schedule 2.

Restricted Margin Stock means Margin Stock owned by the Parent or any member of the Group, which represents not more than 33 1/3 per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of the Parent and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 17 (Undertakings) (including, without limitation, Clauses 17.8 (Negative pledge) and 17.9 (Transactions similar to security)).

Screen Rate means in relation to EURIBOR, the appropriate rate for the relevant period, displayed on the appropriate page of either the Reuters or the Bloomberg Screen (as selected by the Lender and notified to the Borrower). If the relevant page is replaced or the service ceases to be available, the Lender may (after consultation with the Borrower) specify another page or service displaying the appropriate rate.

SEB Guarantee means a working capital guarantee nominated in Euro and issued by SEB at the request of the Lender, covering 12.5 per. cent. of the Commitment in relation to the Lender in form and substance satisfactory to the Lender.

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Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Standard & Poor’s means Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc.

Subsidiary means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

Unrestricted Margin Stock means any Margin Stock owned by any Obligor or any member of the Group which is not Restricted Margin Stock.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

an amendment includes a supplement, or re-enactment and amended is to be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorization includes an authorization, consent, approval, resolution, licence, exemption, filing, registration and notarization;

control means the power to direct the management and policies of an entity by controlling 50 per cent. or more of voting capital, whether through the ownership of voting capital, by contract or otherwise;

know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

a material adverse effect means:

(A)	a material adverse effect on the business or financial condition of any Obligor or the Group as a whole; or

(B)	a material adverse effect on the ability of any Obligor to perform its payments obligations and/or, if applicable, its obligations in respect of financial covenants under any of the Finance Documents.

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

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a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

winding up also includes amalgamation, reconstruction, reorganisation, administration, bankruptcy, dissolution, liquidation, merger or consolidation and any equivalent or analogous procedure under the law of any jurisdiction (but, for the avoidance of doubt, reorganisation does not include a mere transfer of assets from one member of the Group to another whether the transferor continues to exist);

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(vi)	a time of day is a reference to Stockholm time.

(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.	FACILITY

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Lender grants to the Borrower a revolving credit facility in an aggregate amount equal to the Commitment.

2.2	EKN Override

No provisions in this Agreement shall be deemed to oblige the Lender to act (or omit to act) in a manner that is inconsistent with the terms of the EKN Guarantee and, in connection thereto:

the Lender shall take all such actions as it may deem necessary to ensure that the term of the EKN Guarantee are complied with; and

the Lender shall not be obliged to take any actions which in the Lender’s opinion could result in a breach of any term of the EKN Documents.

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3.	PURPOSE

(a)	The Borrower shall apply each Loan towards its general corporate purposes.

(b)	Without affecting the obligations of any Obligor in any way, the Lender is not bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The Borrower may not deliver the first Request until the Lender has notified the Borrower that it has received all of the documents set out in Schedule 1 in form and substance satisfactory to it, and the Lender has received the documentation and other evidence requested by it under Clause 16.23(a) (Know your customer requirements).

4.2	Further conditions precedent

The obligation of the Lender to disburse any Loan is subject to the further conditions precedent that:

(a)	on both the date of the Request and the Drawdown Date:

(i)	the representations and warranties in Clause 15) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(ii)	no Default is outstanding or might result from the Loan.

(iii)	the disbursement of the Loan will not cause the aggregate outstanding amount of the Loans to exceed the Commitment.

5.	UTILISATION

5.1	Drawdown

The Borrower may borrow a Loan if the Lender receives from the Borrower, not later than 10.00 a.m. three (3) Business Days before the proposed Drawdown Date a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Drawdown Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan is:

(i)	a minimum of EUR 15,000,000 and an integral multiple of EUR 5,000,000; or

(ii)	the balance of the relevant undrawn Commitment; or

(iii)	such other amount as the Lender may agree;

(c)	the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the Maturity Date; and

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(d)	the payment instructions comply with Clause 10 (Payments).

Each Request must specify one Loan only, but the Borrower may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

6.	REPAYMENT

6.1	Repayment

The Borrower shall repay each Loan in full on the last day of its Interest Period.

6.2	Re-borrowing

Subject to the other terms of this Agreement, any amounts repaid under Clause 6.1 (Repayment) may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation

The Commitment shall, to the extent not already voluntarily cancelled under Clause 7.2 (Voluntary cancellation) or Clause 7.4 (Additional right of prepayment and cancellation), be automatically cancelled in full on the Maturity Date.

7.2	Voluntary cancellation

The Borrower may by giving not less than five days’ prior written notice to the Lender (or such shorter period of notice as the Lender may agree), cancel in whole or in part the undrawn amount of the Commitments (but the cancellation in part of either shall be in a minimum of EUR 15,000,000 and an integral multiple of EUR 5,000,000).

7.3	Voluntary prepayments of Loans

The Borrower may, if it gives the Bank not less than five (5) Business Days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 15,000,000.

7.4	Additional right of prepayment and cancellation

If:

(a)	the Borrower is required to pay to the Lender any additional amounts under Clause 11 (Taxes); or

(b)	the Borrower is required to pay to the Lender any amount under Clause 13 (Increased Costs); or

(c)	Clause 12 (Market Disruption) is in operation but no agreement has been reached under Clause 12.3 (Substitute basis),

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on the Lender. On the date falling five Business Days after the date of service of the notice:

(i)	the Borrower shall prepay the Lender all the Loans; and

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(ii)	the Commitments shall be cancelled.

7.5	Mandatory Prepayment

If, at any time after the date of this Agreement:

(a)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents; or

(b)	the Borrower is not or ceases to be a Subsidiary of the Parent; or

(c)	any single person, or group of persons acting in concert, acquires control of the Parent; or

(d)	the guarantee of the Parent is not effective or is alleged by any Obligor to be ineffective for any reason,

then the Lender may by notice to the Borrower:

(i)	cancel the Commitment; and/or

(ii)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid forthwith.

7.6	Mandatory Prepayment – Request by EKN

(a)	The Lender must notify the Borrower promptly upon receipt of a written notice from EKN requesting the Lender to declare all Loans due and payable due to that:

(i)	any Financial Indebtedness or other obligation of the Borrower, in an amount equal to or greater than USD 3,000,000 in relation to the Lender (other than under this Agreement) has become due and payable prior to the specified maturity thereof as a result of a default there under; or

(ii)	the Facility has been utilised in whole or in a non-negligible part for any other purpose than that stated in the application for the EKN Guarantee.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must immediately repay or prepay the Lender each Loan made to it; and

(ii)	the Commitment will be immediately cancelled.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and cancellation or notice of cancellation under this Agreement is irrevocable.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Clause 22.2 (Other indemnities), without premium or penalty.

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(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	No amount of a Commitment which is cancelled under this Agreement may subsequently be reinstated.

(e)	No amount prepaid under this Agreement may subsequently be re-borrowed.

8.	INTEREST PERIODS

8.1	General

Each Loan has one Interest Period only.

8.2	Selection

(a)	The Borrower may select an Interest Period for a Loan in the relevant Request. Each Interest Period for a Loan will commence on its Drawdown Date.

(b)	Subject to the following provisions of this Clause 8 each Interest Period for a Loan will be three, six or twelve months or any other period agreed by the Borrower and the Lender;

(c)	No more than five Loans with Interest Periods of three months may be outstanding at any time.

8.3	Non-Business Days

If an Interest Period for a Loan would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Overrunning of the Maturity Date

If an Interest Period in respect of a Loan borrowed under the Facility would otherwise overrun the Maturity Date, it shall be shortened so that it ends on the Maturity Date.

8.5	Notification

The Lender shall notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST

9.1	Interest rate

The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Lender to be the aggregate of the applicable:

(i)	Margin; and

(ii)	EURIBOR.

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9.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Lender pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Lender to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal) and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of the overdue amount for such successive Interest Periods of such duration as the Lender may determine (a Designated Interest Period).

(b)	The default rate will be determined by reference to EURIBOR on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	If the default rate is to be determined by reference to EURIBOR and the Lender determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the Stockholm interbank market, the default rate will be determined by reference to the cost of funds to the Lender from whatever sources it may select.

(d)	Default interest will be compounded at the end of each Designated Interest Period.

9.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.	PAYMENTS

10.1	Place

All payments by an Obligor under the Finance Documents shall be made to the Lender to its account at such office or bank in Stockholm as it may notify to the Borrower for this purpose.

10.2	Funds

Payments under the Finance Documents to the Lender shall be made for value on the due date at such times and in such funds as the Lender may specify as being customary at the time for the settlement of transactions in EUR in the place for payment.

10.3	Distribution

The Lender may apply any amount received by it for an Obligor in or towards payment (on the date and funds of receipt) of any amount due from an Obligor under the Finance Documents.

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10.4	Currency

All amounts payable under the Finance Documents are payable in EUR.

10.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.7	Partial payments

(a)	If the Lender receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of an Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid, fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)	Paragraphs (a) above will override any appropriation made by an Obligor.

11.	TAXES

11.1	Gross-up

All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that an Obligor is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor under the Finance Documents, an Obligor shall pay such additional amounts as may be necessary to ensure that the Lender receive a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction.

11.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by an Obligor when due and an Obligor shall,

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within 15 days of the payment being made, deliver to the Lender evidence satisfactory to it (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

11.3	Tax indemnity

(a)	Without prejudice to the provisions of Clause 11.1 (Gross-up), if the Lender is required to make any payment on account of a Nonexcluded Tax on or in relation to any amounts paid or payable from an Obligor under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 11) or any such liability in respect of any such payment is asserted, imposed, levied or assessed against such the Lender, an Obligor shall, upon demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, except and to the extent that:

(i)	such liability or interest, penalties or expenses arises as a result of failure by the Lender to make any payment by the latest date legally permitted; or

(ii)	such liability or interest, penalties or expenses arises out of a failure to comply with the relevant filing, certification or other reporting requirements stipulated by the relevant tax authority in the jurisdiction of the Lender in connection with such requirement to make any such payment on account of tax.

(b)	For the purposes of paragraph (a) above, Nonexcluded Tax shall mean all taxes (including withholding taxes collected at source of payment) other than:

(i)	taxes imposed on net income;

(ii)	taxes imposed by the jurisdiction in which the Lender is organised by virtue of such party being organised in such jurisdiction; and

(iii)	taxes imposed by the jurisdiction in which the Lender is located or doing business by virtue of such party being so located or doing business.

11.4	Indemnity claims

If the Lender is intending to make a claim pursuant to Clause 11.3 (Tax indemnity) it shall, promptly upon becoming aware of the circumstances giving rise to such claim, notify the Borrower thereof.

12.	MARKET DISRUPTION

12.1	Absence of quotations

If EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, EURIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	1.37 per cent. per annum.; and

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(ii)	the rate notified to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select (such calculation of cost shall be certified in reasonable detail and disclosed to the Borrower).

(b)	In this Agreement Market Disruption Event means at or about 11.30 a.m. on the Rate Fixing Date for the relevant Interest Period EURIBOR is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine EURIBOR for the relevant Interest Period.

12.3	Substitute basis

So long as any alternative basis is in force in accordance with Clause 12.2(a) above the Lender shall from time to time (but at least weekly) review whether or not the circumstances referred to in Clause 12.2(b) still prevail with a view to returning to the normal interest provisions of this Agreement with respect to future Interest Periods. If the Lender determines that such circumstances no longer prevail, it shall promptly notify the Borrower.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.2 (Exceptions), an Obligor shall forthwith on demand by the Lender pay to the Lender the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by the Lender or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by the Lender or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by the Loans made or to be made under this Agreement as is attributable to the Lender making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to the Lender or any of its Affiliates or the effective return to the Lender or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)	the amount of any payment made by the Lender or any of its Affiliates, or the amount of any interest or other return foregone by the Lender or any of its Affiliates, calculated by reference to any amount received or receivable by the Lender or any of its Affiliates from the Borrower under this Agreement.

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(c)	As soon as practicable after becoming aware that the Borrower is liable, or will become liable, to pay any amount in accordance with the provisions of paragraph (a) above, the Lender will notify the Borrower accordingly.

13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the operation of Clause 10 (Taxes); or

(b)	attributed to any change in the rate of, or change in the basis of calculating, tax on the overall net income of the Lender (or the overall net income of a division or branch of the Lender) imposed in the jurisdiction in which its principal office for the time being is situate.

13.3	Claims

If the Lender is intending to make a claim for an Increased Cost, it must provide the Borrower with a certificate confirming the amount of, and the events giving rise to, the claim.

14.	ILLEGALITY

If it is or becomes unlawful in any jurisdiction for the Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	the Lender may notify the Borrower accordingly; and

(b)	(i)	the Borrower shall forthwith prepay the participations of the Lender in all the Loans made to it; and

(ii)	the Commitments of the Lender shall forthwith be cancelled.

15.	GUARANTEE

15.1	Guarantee and indemnity

The Parent irrevocably and unconditionally:

(a) as for a debt of its own (Sw. så som för egen skuld), guarantees to the Lender prompt performance by the Borrower of all its payments obligations under the Finance Documents; and

(b) indemnifies the Lender on demand against any loss or liability suffered by it if any obligation guaranteed by the Parent is or becomes unenforceable, invalid or illegal.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee is a guarantee of payment and not of collectability.

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15.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Parent under this Clause 15 shall continue as if the discharge or arrangement had not occurred.

(b)	The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of the Parent under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Lender):

(a)	any time or waiver granted to, or composition with, the Borrower or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditors of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 15 shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Parent’s obligations under this Clause 15 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Parent’s obligations under this Clause 15 be construed as if there were no such circumstance.

15.5	Immediate recourse

The Parent waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Parent under this Clause 15.

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15.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such a manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any monies received from the guarantor or on account of the guarantor’s liability under this Clause 15, without liability to pay interest on those monies.

15.7	Non-competition

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Parent shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 15:

(a)	be subrogated to any rights, security or monies held, received or receivable by the Lender (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Parent’s liability under this Clause 15;

(b)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with the Lender (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower,

unless the Lender otherwise directs. The Parent shall hold in trust for and forthwith pay or transfer to the Lender any payment or distribution or benefit of security received by it contrary to this Clause 15.7 or as directed by the Lender.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.

15.9	Consideration and enforceability

(a)	The Parent represents warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and

(ii)	these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(b)	The Parent acknowledges and agrees that the Lender have acted in good faith in connection with the guarantee granted under this Clause 15, and the transactions contemplated by this Agreement.

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(c)	This Clause 15 shall be enforceable against the Parent to the maximum extent permitted by the fraudulent transfer laws.

(d)	The Parent’s liability under this Clause 15 shall be limited so that no obligation of, or transfer by, the Parent under this Clause 15 is subject to avoidance and turnover under the fraudulent transfer laws.

(e)	For the purposes of this Clause, “fraudulent transfer laws” means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 15 to the Lender.

16.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	each Material Group Member has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with any law or regulation or judicial or official order; or

(b)	conflict with its constitutional documents of; or

(c)	conflict with any document which is binding upon itr or any of its assets.

16.6	No default

(a)	No Default is outstanding or might result from the making of any Loan; and

(b)	no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which could reasonably be expected to have a material adverse effect.

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16.7	Authorizations

(a)	All authorizations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

(b)	All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

16.8	Accounts

The audited consolidated accounts of the Group most recently delivered to the Lender (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the U.S.A. consistently applied; and

(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

16.9	Litigation

(a)	Other than as specifically disclosed to the Lender prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a material adverse effect.

(b)	In respect of any litigation, arbitration or administrative proceedings disclosed to the Lender prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a material adverse effect.

16.10	Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to the Lender under the Finance Documents.

16.11	No immunity

In any proceedings taken in the United States of America, or any other relevant state or jurisdiction, in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.12	Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

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16.13	Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

16.14	Environmental Law

Other than as specifically disclosed to the Lender prior to the date of this Agreement, the Obligor is and has been in compliance with all applicable Environmental Laws and Environmental Licences in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licences in all material respects. Other than as disclosed to the Lender prior to the date of this Agreement, no Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

16.15	ERISA

Each Plan of the Obligor and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan which might have a material adverse effect, and no steps have been taken to terminate any Plan. The Obligor has not, and no Subsidiary or ERISA Affiliate of the Obligor has, had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

16.16	Investment Company Act

The Obligor is neither an “investment company” nor a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

16.17	Federal Power Act

The Obligor is neither a “public utility” within the meaning of, nor otherwise subject to regulation under, the United States Federal Power Act of 1920, as amended.

16.18	Other regulation

The Obligor is not subject to regulation under any United States Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

16.19	Margin Stock

(a)	The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	The Obligor is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

(c)	None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

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16.20	Solvency

(a)	The Obligor has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.

(b)	The Obligor has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	For purposes of this Clause 16.20:

(i)	debt means any liability on a claim;

(ii)	claim means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 16.20 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

16.21	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

16.22	No Security Interests

Other than as permitted by the provisions of Clause 17.8 (Negative pledge), no Security Interest exists over all or any of its present or future revenues or assets.

16.23	Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of the Obligor or the Group as a whole since the date of the Original Group Accounts.

16.24	Jurisdiction/governing law

(a)	Its:
(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of Sweden;

(ii)	agreement that this Agreement is governed by Swedish law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in Sweden will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

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16.25	United States laws

(a)	In this Sub clause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

(iv)	any similar law relating to terrorism or money laundering enacted in the United States of America subsequent to the date of this Agreement.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or has been notified by any governmental or quasi-governmental, regulatory or judicial body or agency that it is the subject of any action or investigation under any Anti-Terrorism Law.

16.26	Times for making representations and warranties

The representations and warranties set out in this Clause 15:

(a)	are made on the date of this Agreement; and

(b)	(with the exception of Clauses 16.10 (Taxes on payments), 16.21 (Stamp duties) and 16.23 (Material adverse change)) are deemed to be repeated by the Obligor on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing.

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17.	UNDERTAKINGS

17.1	Duration

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

17.2	Financial information

The Parent shall supply to the Lender:

(a)	as soon as the same are available (and in any event within 180 days, in the case of the Borrower, within 212 days, of the end of each of its financial years):

(i)	its audited consolidated accounts for that financial year; and

(ii)	the audited accounts of the Borrower for that financial year;

(b)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) its unaudited consolidated accounts for that half-year.

(c)	as soon as the same are available (and in any event within 60 days of the end of each financial quarter) its unaudited consolidated accounts for that financial quarter.

17.3	Information - miscellaneous

Each Obligor shall supply to the Lender:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are despatched; and

(b)	(unless already provided to the Lender) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of the Obligor to perform its obligations under this Agreement; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as the Lender may reasonably request; and

(d)	immediately upon its occurrence, details of any change in the credit rating assigned to the Parent’s long term unsecured and unsubordinated debt by either or both of the Rating Agencies.

17.4	Notification of Default

Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

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17.5	Compliance certificates

The Parent shall supply to the Lender:

(a)	within five Business Days of delivery of the accounts specified in Clause 17.2, (a), (b) and (c) (Financial information); and

(b)	promptly at any other time, if the Lender so requests, a Compliance Certificate signed by one of its senior officers on its behalf (substantially in the form set out in Schedule 3 (Form of Compliance Certificate)):

(i)	setting out computations as to compliance with Clause 17.22 (Subsidiary Borrowings) as at the date at which the accounts referred to in paragraph (a) above were drawn up;

(ii)	confirming the credit ratings which currently apply to the Lender’s long term unsecured and unsubordinated debt; and

(iii)	certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.6	Authorizations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Lender of,

any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

17.7	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.8	Negative pledge

(a)	Each Obligor shall not, and shall procure that no member of the Group will, create or permit to subsist any Security Interest on any of its assets (other than Unrestricted Margin Stock).

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(ii)	any Security Interest disclosed in writing to the Lender prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;

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(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)	in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and

(C)	the Security Interest is discharged within three months;

(vi)	any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v); and

(vii)	any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Clause 17.8(b)(vii) (other than those permitted by subparagraphs 17.8(b)(i) - (vi) above), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 17.9 (Transactions similar to security), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information).

17.9	Transactions similar to security

(a)	Each Obligor shall not, and shall procure that no Material Subsidiary will:

(i)	sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

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(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

(b)	in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 17.9 (Transactions similar to security) and (b) the Security Interests permitted by Clause 17.8(b)(vii) (Negative pledge), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information). Paragraph (a) above does not apply to Unrestricted Margin Stock.

17.10	Disposals

(a)	Each Obligor shall not, and shall procure that no Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity; or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	disposals made on an arms length basis for full market consideration; or

(iv)	disposals made with the prior written consent of the Lender; or

(v)	any disposal of assets from:

(A)	the Borrower to Autoliv ASP or Autoliv Holding AB or vice versa; or

(B)	a Material Subsidiary (other than the Borrower, Autoliv ASP or Autoliv Holding AB) to the Borrower, Autoliv ASP, Autoliv Holding AB, Autoliv AB or any other Subsidiary; or

(C)	any other Subsidiary of the Borrower to any member of the Group,

provided that all such disposals in this paragraph (v) are made for full market consideration,

17.11	Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Parent or of the Group from that carried on at the date of this Agreement.

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17.12	Mergers

The Parent shall not, without the prior written consent of the Lender, finalise or effectuate any amalgamation, demerger, merger or reconstruction.

17.13	Insurances

Each Obligor shall, and will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

17.14	Third party guarantees

No Obligor shall, and will ensure that no member of the Group shall, without the prior consent of the Lender, grant any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

(a)	on the terms of the Finance Documents; or

(b)	any guarantee related to the purchase or supply of goods and/or services by the Borrower or a member of the Group or a consortium or a group of companies of which the Borrower or a member of the Group is a party, which guarantee is given in the ordinary course of business.

17.15	Environmental Matters

Each Obligor shall, if it directly or indirectly owns, leases, occupies or uses real property in the United States, in all material respects, comply with:

(a)	all applicable Environmental Law; and

(b)	the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

17.16	Notice requirements

Each Obligor will give the Lender prompt notice of the occurrence of any of the following events:

(a)	non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;

(b)	any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a material adverse effect;

(c)	any actual or suspected Environmental Contamination which might have a material adverse effect;

(d)	any Reportable Event;

(e)	termination of any Plan maintained or contributed by the Obligor or any ERISA Affiliate or any action that might result in termination; or

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(f)	complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal.

In each notice delivered under this Clause, the Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor’s proposed course of action, if any. Delivery of a notice under this Clause will not affect the Obligor’s obligations to comply with any other provision of this Agreement.

17.17	Investment Company Act

No Obligor will, either by act or omission, become an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

17.18	Public utility status

No Obligor will, either by act or omission, become or, as a result of its obligations under this Agreement, the Lender to become subject to regulation under the United States Federal Power Act of 1920, as amended.

17.19	ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any Subsidiary or otherwise have a material adverse effect.

17.20	Margin Stock

The Borrower will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System). The Obligor shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X). If requested by the Lender, the Obligor will furnish to the Lender in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

17.21	Solvency

Each Parent will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value – both at fair valuation and at present fair saleable value – greater than the total amount of the probable liability of the Parent on its debts and obligations (including this Agreement).

17.22	Subsidiary Borrowings

In this Clause 17.22:

Borrowings means:

(a)	the outstanding principal amount of any monies borrowed;

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(b)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;

(c)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(d)	the principal amount, outstanding for more than 90 days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (b) above; and

(f)	the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) - (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 17.2 (Financial information) shall not constitute Borrowings for the purposes of this definition.

Subsidiary Borrowings means, at any time, the aggregate amount of all Borrowings of the Parent’s Subsidiaries (other than Autoliv ASP, Autoliv Holding AB and Autoliv AB) at that time (without double counting in relation to intra-Group Borrowings or guarantees given by one Subsidiary in relation to the Borrowings of another).

(a)	For the purposes of this Clause 17.22 figures shall be expressed in U.S. Dollars and, where any currency has to be converted into U.S. Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 17.2 (Financial information).

(b)	The Parent shall procure that Subsidiary Borrowings shall at no time exceed U.S.$ 400,000,000 (or its equivalent).

17.23	Know your customer requirements

(a)	Each Obligor must promptly on the request of the Lender supply to it documentation or other evidence which is reasonably requested by the Lender (or any prospective New Bank) to enable the Lender or prospective New Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	The Lender agrees that any information it receives under this clause 16.23 (Know your customer requirements) shall be kept confidential in accordance with clause 26 (Disclosure of Information).

17.24	Most Favoured Lender

If under any other Major Credit Facility under which an Obligor is a borrower, entered into after the date of this Agreement or amended after the date of this Agreement undertakings and covenants (a) comparable to those prescribed in Clause 17.22 of this Agreement or (b) in respect of financial covenants relating to earnings, interest expense, net worth, equity or net assets (howsoever expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise), are granted resulting in:

(i)	a lender is given a better position; or

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(ii)	stricter provisions are prescribed for the Parent or the Group;

In each case compared to the provisions under this Agreement, the Borrower undertakes, without undue delay, to notify the Lender and SEB of the details of such other Major Credit Facility and, if so requested by the Lender and/or SEB, promptly to grant the equivalent (or the practical equivalent) of such better position or agree to prescribe such stricter provisions to itself and the Group by entering into any agreement or arrangement which the Lender and SEB deem necessary (acting reasonable) in order for the Lender and SEB to receive such better position or for the Parent and the Group to be subject to such stricter provisions.

17.25	Anti-Corruption

No Obligor will engage in any action which may be characterised as corruption.

18.	FOR THE PURPOSE OF THIS PROVISION “CORRUPTION” SHALL MEAN “THE OFFERING, PROMISING OR GIVING OF ANY PECUNIARY OR OTHER ADVANTAGE TO A PUBLIC OFFICIAL, TO INFLUENCE THE OFFICIAL TO ACT OR REFRAIN FROM ACTING IN RELATION TO OFFICIAL DUTIES WITH THE PURPOSE OF OBTAINING OR RETAINING BUSINESS OR OTHER IMPROPER ADVANTAGE.DEFAULT

18.1	Events of Default

Each of the events set out in this Clause 18 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

18.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three Business Days.

18.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.2 (Non-payment)), provided that, if such non-compliance is capable of remedy, such non-compliance remains unremedied for a period of 14 days.

18.4	Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by an Obligor under or in connection with any Finance Document is incorrect in any material respect when made or repeated or deemed to be repeated.

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18.5	Cross-default

(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation; or

(b)	an event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group; or

(c)	any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(e)	any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable,

Provided that no Event of Default shall occur under this Clause 18.5 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) (inclusive) above occurs or occur is at least U.S.$40,000,000 (or its equivalent in other currencies).

18.6	Insolvency

(a)	An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)	an Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	an Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

18.7	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary; or

(b)	a meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c)	any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within 30 days; or

(d)	an order for the winding-up or administration of an Obligor or any Material Subsidiary is made; or

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(e)	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

18.8	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets; or

(b)	the directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c)	any other steps are taken to enforce any Security Interest over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Lender) to be frivolous or vexatious.

18.9	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within 14 days.

18.10	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (inclusive).

18.11	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

18.12	U.S. Bankruptcy Laws

(a)	An Obligor makes a general assignment for the benefit of creditors; or

(b)	an Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, as amended, or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively U.S. Bankruptcy laws); or

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against an Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case; or

(d)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or substantial part of the property of an Obligor.

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18.13	ERISA

(a)	Any event or condition occurs that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)	Any failure by a Plan subject to Title IV of ERISA to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) whether or not waived.

18.14	Acceleration

(a)	Upon the occurrence of an Event of Default described in Clause 18.12 (U.S. Bankruptcy Laws):

(i)	the Commitments will immediately terminate; and

(ii)	the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, will be immediately due and payable.

(b)	On and at any time after the occurrence of an Event of Default (other than an Event of Default described in Clause 18.12 (U.S. Bankruptcy Laws)) the Lender may by notice to the Borrower:

(i)	cancel the Commitments; and/or

(ii)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

19.	FEES

19.1	Arrangement fee

The Borrower shall within five (5) Business Days of the date of this Agreement (or on the first Drawdown Date if the first Drawdown Date falls before the fifth Business Day after the date of this Agreement) pay to Lender an arrangement fee in EUR calculated at the rate of 0.15 per cent on the Commitment.

19.2	Commitment fee

(a)	The Borrower shall pay to the Lender a commitment fee in EUR computed at the rate of 0.58 per cent. per annum of the undrawn, uncancelled amount of the Commitment.

The Commitment fee will be payable on each day on which any Commitment is in force.

(b)	Commitment fee shall be payable quarterly in arrears from the date of this Agreement. Accrued commitment fee shall also be payable to the Lender on the cancelled amount of the Commitment at the time the cancellation comes into effect.

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19.3	VAT

Any fee referred to in this Clause 19 is exclusive of any value added tax or any other direct tax which might be chargeable in connection with that fee. If any value added tax or other direct tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

20.	EXPENSES

20.1	Initial and special costs

The Borrower shall forthwith on demand pay the Lender and SEB the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement.

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by the Borrower and relating to a Finance Document or a document referred to in any Finance Document.

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

20.2	Enforcement costs

The Borrower shall forthwith on demand pay to the Lender and SEB the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

21.	STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify the Lender and SEB against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

22.	INDEMNITIES AND BREAK COSTS

22.1	Currency indemnity

(a)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities

Each Obligor shall forthwith on demand indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	a change in the currency of a country or the operation of Clause 18.14 (Acceleration);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default interest)) relative to the amount so received; or

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(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by the Lender) a Loan not being made after the Borrower has delivered a Request.

An Obligor’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

22.3	Indemnity – SEB

(a)	Each Obligor shall forthwith on SEB’s demand indemnify SEB, as an independent obligation, against any loss or liability as a consequence of the occurrence of any Default incurred by SEB in its capacity as additional guarantor under this Agreement.

(b)	The obligations of any Obligor incorporated in Sweden shall be limited, if (and only if) required by the mandatory provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) regulating (i) unlawful distribution of assets (Chapter 17, Sections 1 to 4) (or its equivalent from time to time) and (ii) unlawful financial assistance and other prohibited loans and guarantees (Chapter 21, Section 5) (or its equivalent from time to time) and it is understood that the liability of each Swedish Obligor under this Agreement only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

22.4	Break Costs

(a)	The Borrower must pay to the Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the Lender by which:

(i)	The interest which the Lender would have received for the period from the date of receipt of any part of a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

exceeds

(ii)	the amount by which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in Stockholm interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	If requested by the Borrower, the Lender must supply to the Borrower details of the amount of any Break Costs claimed by it under this subclause.

23.	EVIDENCE AND CALCULATIONS

23.1	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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23.2	Calculations

Interest and the fees payable under Clause 19.1 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where market practice otherwise dictates, 365 days.

24.	AMENDMENTS AND WAIVERS

24.1	Procedure

Any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Lender.

24.2	Waivers and Remedies Cumulative

The rights of the Lender and/or SEB under the Finance Documents:

a)	may be exercised as often as necessary;

b)	are cumulative and not exclusive of its rights under the general law; and

c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right shall not be deemed as a waiver thereof.

24.3	Replacement of Existing Syndicate Facility

Notwithstanding any provisions in this Agreement, if after the date of this Agreement, any Obligor enters into a credit, loan or borrowing facility agreement that will renew, replace or extend the Existing Syndicated Facility (by syndication or by club deal arrangement) (the “New Facility”), and such New Facility prescribes provisions regarding undertakings, covenants, events of default and other obligations (including related definitions) for the Obligor and/or the Group, (as applicable) that are more favourable or stricter for the Obligor and/or the Group (as applicable) than the undertakings, covenants, events of defaults or obligations (including related definitions) contained in this Agreement, the Parties agrees to amend and modify this Agreement to reflect the undertakings, covenants, events of default and obligations (including related definitions) in the New Facility. The provisions in the foregoing sentence shall apply only if SEB will be a lender under such New Facility. For the sake of clarity, Section 17.24 shall however apply.

25.	CHANGES TO THE PARTIES

25.1	Transfers by Obligors

No Obligor may assign, transfer or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

25.2	Transfers by Lender

The Lender (the Existing Bank) may, subject to paragraph (a) below, at any time assign or transfer any of its rights and/or obligations under this Agreement to another bank or financial institution or EKN (the New Bank). If the Lender should assign any of its rights and obligations according to this Clause 25, an amended agreement on the same terms but reflecting the requirement for agency provisions and several lenders shall be entered into in replacement of this Agreement if the Lender so requires.

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25.3	Conditions of assignment or transfer

(a)	the prior consent of the Borrower is required for any such assignment or transfer, unless (i) the New Bank is SEB or an Affiliate of the Lender, (ii) an Event of Default has occurred which is continuing, or (iii) paragraph 7.5 (mandatory prepayment – Request by EKN) has become applicable. However, the prior consent of the Borrower must not be unreasonably withheld or delayed and will be deemed to have been given if, within ten (10) Business Days of receipt by the Borrower of an application for consent, it has not been expressly refused.

(b)	Nothing in this Agreement restricts the ability of the Lender to subcontract an obligation if the Lender remains liable under this Agreement for that obligation.

26.	DISCLOSURE OF INFORMATION

26.1	Disclosure of Information – General

The Lender shall keep confidential any and all information made available to it by an Obligor pursuant to or in connection with the Finance Documents, other than information:

(a)	which at the relevant time is in the public domain; or

(b)	which, after such information has been made available to the Lender, becomes generally available to third parties by publication or otherwise through no breach of this Clause 26 by the Lender; or

(c)	which was lawfully in the possession of the Lender or its advisers prior to such disclosure (as evidenced by the Lender’s written records or the written records of the Lender’s advisers) and which was not acquired directly or indirectly from an Obligor; or

(d)	the disclosure of which is required by law or any competent regulatory body (to the extent of that requirement) or which is necessitated by any legal proceeding or audit requirement; or

(e)	the disclosure of which is made to an Affiliate of the Lender in circumstances where it is the Lender’s usual practice to make such disclosure or where such disclosure is required as part of the Lender’s management or reporting policies or where such disclosure is in the reasonable opinion of the Lender required to protect its position, or to assist in the recovery of amounts, hereunder; or

(f)	the disclosure of which is made to any person with whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement (e.g. SEB in its capacity as additional guarantor); or

(g)	the disclosure of which is made by the Lender to its professional advisers; or

(h)	which is disclosed to another party to this Agreement in the specific circumstances whereby it is made available to that party, provided that, if the Lender makes such information available to any person in accordance with paragraphs (d), (e), (f) or (g) above, it takes reasonable endeavours to ensure that such party keeps that information confidential to the same extent as set out above.

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26.2	Disclosure of Information to EKN

The Obligors hereby grant the Lender consent to disclose to EKN any information regarding the Obligors and the Facility which the Lender is obliged to deliver as a consequence of the EKN Guarantee.

27.	SET-OFF

The Lender may set off any matured obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Lender may set off in an amount estimated by it in good faith to be the amount of that obligation.

28.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

29.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.	NOTICES

30.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile or, in the case of information provided by an Obligor or the Lender in relation to Clauses 17.2 (Financial information) and 17.3 (Information—miscellaneous) only, by e-mail. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

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30.2	Addresses for notices

(a)	The address and facsimile number of the Parent are:

Autoliv, Inc,

Box 70381

SE-107 24 Stockholm

Sweden

Fax No:	+46 8 24 44 93
Attention:	Treasurer

With a copy to:

Fax No:	+46 85 87 20 633
Attention:	VP for Legal Affairs, General Counsel and Secretary

or such other as the Parent may notify to the other Parties by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Borrower are:

Autoliv AB

World Trade Center

Klarabergsviadukten 70

PO Box 70381

SE-107 Stockholm

Fax No:	+46 824 44 93
Attention:	Treasurer

With a copy to:

Fax No:	+46 85 87 20 633
Attention:	VP for Legal Affairs, General Counsel and Secretary

or such other as that Borrower may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Lender:

AB Svensk Exportkredit

Västra Trädgårdsgatan 11 B

Box 16368

103 27 Stockholm

Fax: 08-203894

Attention: Credit Administration

or such other as that Lender may notify to the other Parties by not less than five Business Days’ notice.

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(d)	The address and facsimile number of SEB are:

Skandinaviska Enskilda Banken AB (publ)

Structured Credit Operations

106 40 Stockholm

Sweden

Fax No:	+46 8 611 0384
Attention:	Structured Credit Operations

or such other as SEB may notify to the other Parties by not less than five Business Days’ notice.

31.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

32.	FORCE MAJEURE

(a)	The Lender shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Lender takes such measures, or is subject to such measures.

(b)	Any damage that may arise in other cases shall not be indemnified by the Lender if it has observed normal care. The Lender shall not in any case be held responsible for any indirect damage, consequential damage and/or loss of profit.

(c)	Should there be an obstacle as described in paragraph (a) above for the Lender to take any action in compliance with this Agreement such action may be postponed until the obstacle has been removed.

33.	GOVERNING LAW

This Agreement is governed by Swedish law.

34.	ENFORCEMENT

34.1	Jurisdiction of Swedish courts

(a)	The courts of Sweden, and, in first instance the city court of Stockholm, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (a Dispute).

(b)	However, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

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35.	INTEGRATION

The Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

TO BE DELIVERED BEFORE THE FIRST REQUEST

1.	The Lender

(a)	A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.

(b)	A copy of a secretary certificate to the effect that the board of directors of each Obligor has:

(i)	approved the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorized a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorized a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(d)	A certificate of a director of each Obligor confirming that the borrowing or guaranteeing, as appropriate, of the Commitment in full would not cause any borrowing or guaranteeing limits binding on it to be exceeded.

2.	Other documents

(a)	A certificate of an authorized signatory of each Obligor certifying that each copy document specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	Confirmation from each Obligor that it is not, to the best of its knowledge and belief after full and due enquiry, in breach of any other agreement to which it is a party.

(c)	EKN Guarantee duly executed and delivered by EKN.

(d)	SEB Guarantee duly executed and delivered by SEB.

(e)	A copy of any other authorization or other document, opinion or assurance which the Lender and SEB consider to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

3.	Legal opinions

(a)	A legal opinion of the General Counsel of the Parent in form and substance satisfactory to the Lender.

45(48)

SCHEDULE 2

FORM OF REQUEST

To:	AB Svensk Exportkredit as Lender

From:	Autoliv AB as Borrower

Date: [            ]

Autoliv AB.

EUR 155,000,000 Credit Agreement dated 21 June 2010

1.	We wish to utilise the Facility as follows:

(a)	Drawdown Date: [ ]

(b)	Amount: EUR [ ]

(c)	Interest Period: [ ]

(d)	Payment instructions: [ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

Autoliv AB.

Authorized Signatory

46(48)

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	AB Svensk Exportkredit as Lender

From:	AUTOLIV INC.

Date: [            ]

Autoliv Inc.

EUR 155,000,000 Credit Agreement dated 21 June 2010 (the Agreement)

1.	This is the Compliance Certificate referred to in Clause 17.5 (Compliance certificates) of the Agreement.

2.	We confirm that as at [relevant Balance Sheet Date] Subsidiary Borrowings were [ ] (Covenant level requirement not more than U.S.$400,000,000).

3.	We confirm the credit ratings as at the date of this Compliance Certificate of the long term unsecured and unsubordinated debt of AUTOLIV INC. given by:

(a)	Moody’s was [ ]; and

(b)	Standard & Poor’s was [ ].

4.	We confirm that no Default is outstanding as at the date of this Compliance Certificate.[1]

By:

AUTOLIV INC.

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

47(48)

SIGNATORIES

Parent

AUTOLIV, INC.

Borrower

AUTOLIV AB

Lender

AB SVENSK EXPORTKREDIT (PUBL)

SEB

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

48(48)